Exhibit 10.20.7

SEVENTH AMENDMENT TO LEASE

(Towne Centre Plaza)

THIS SEVENTH AMENDMENT TO LEASE (“Seventh Amendment”) is made and entered into as of the 23rd day of May, 2017, by and between PINNACLE ASSET MANAGEMENT GROUP, LLC, a California limited liability company (“Landlord”) and LOANDEPOT.COM, LLC, a Delaware limited liability company, formerly known as loanDepot.com Lending, LLC (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of March 10, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 7, 2012 (the “First Amendment”), and by that certain Second Amendment to Lease dated as of January 24, 2013 (the “Second Amendment”), and by that certain Third Amendment to Lease dated as of March 27, 2014 (the “Third Amendment”), and by that certain Fourth Amendment to Lease dated as of June 10, 2014 (the “Fourth Amendment”), and by that certain Fifth Amendment to Lease dated as of October 14, 2014 (the “Fifth Amendment”) and by that certain Sixth Amendment to Lease dated as of May 1, 2015 (the “Sixth Amendment”) whereby Tenant leases certain office space located in those certain buildings located and addressed at each of 26632 (the “26632 Building”), 26642 (the “26642 Building”), and 26672 (the “26672 Building”) Towne Centre Drive, Foothill Ranch, California 92610, which 26632 Building, 26642 Building, and 26672 Building are part of that three-building development known as Towne Centre Plaza (the “Development”). The Original Lease, as amended by each of the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment shall herein be referred to, collectively, as the “Lease.”

B. By this Seventh Amendment, Landlord and Tenant desire to expand the size of the lease Premises to add approximately 13,131 rentable square feet located in the 26632 Building and commonly known as Suites 110 and 320 (collectively, the “Expansion Space”) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Premises. Landlord and Tenant hereby acknowledge that Tenant currently leases from Landlord that certain office space in the Development consisting of a total of 131,267 rentable square feet (the “Premises”), which Premises are comprised of (i) a total of9,865 rentable square feet located in the 26632 Building (collectively the “26632 Building Premises”) consisting of (A) 6,318 rentable square feet known as Suite 200, (8) 3,547 rentable square feet known as Suite 305; (C) 5,904 rentable square feet known as Suite 320 and (D) 7,227 rentable square feet known as Suite 110; (ii) a total of 67,694 rentable square feet consisting of the entire 26642 Building (the “26642 Building Premises”); and (iii) a total of 53,708 rentable square feet in the 26672 Building (collectively, the “26672 Building Premises”) consisting of (A) 6,515 rentable square feet known as Suite I 00, (8) 9,200 rentable square feet known as Suite 125, (C) 5,317 rentable square feet known as Suite 150, (D) 23,464 rentable square feet consisting of the entire second (2nd) floor and known as Suite 200, (E) 3,508 rentable square feet known as Suite 300, (F) 2,395 rentable square feet known as Suite 305, and (G) 3,309 rentable square feet known as Suite 310. Upon the Expansion Space Commencement Date (as defined below), the Premises shall also include the Expansion Space.

2. Term. Subject to Sections 11 and 12 of the Sixth Amendment, which the parties agree shall continue to apply, including with respect to the Expansion Space, the Extended Term for the Premises and the Expansion Space shall end on the New Expiration Date (i.e., July 31, 2023), subject to extension pursuant to Article 31 of the Original Lease and Section 9 of the Sixth Amendment.

3. Commencement Dates. Tenant’s Expansion Space shall be delivered no earlier than sixty (60) days after mutual execution of the Seventh Amendment, to allow Tenant sufficient time to prepare construction drawings and secure permits. Tenant shall commence paying Basic Rental and other amounts due under the Lease, as amended by this Seventh Amendment, with respect to the Expansion Space, on the earlier of (a) the later of (i) one hundred fifty (150) days after mutual execution of this Seventh Amendment, or (ii) ninety (90) days after delivery of the Expansion Space to Tenant, or (b) when Tenant commences business operations in the Expansion Space, whichever one occurs earlier (“Expansion Space Commencement Date”).

4. Basic Rental. Notwithstanding anything to the contrary in the Lease, but subject to any offset rights Tenant may have under Section 9(a) of the Original Lease or Section 8.2(e) below, commencing on the Expansion Space Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4 and subject to abatement pursuant to Section 5 below, monthly Basic Rental for the entire Premises including the Expansion Space as follows:

Period	Monthly Basic Rental Per Rentable Square Foot
Months 01-12	$2.60 FSG per RSF per month
Months 13-24	$2.68 FSG per RSF per month
Months 25-36	$2.76 FSG per RSF per month
Months 37-48	$2.84 FSG per RSF per month
Months 49-60	$2.93 FSG per RSF per month
Months 61 - termination	$3.01 FSG per RSF per month

5. Rental Credit. Tenant will be provided a rent credit totaling $430,000.00 ($17,916.67 per month, commencing on the Expansion Space Commencement Date and continuing for twenty-three (23) months thereafter (i.e., for a total of twenty-four (24) months)).

6. Tenant’s Proportionate Share and Base Year. Notwithstanding anything to the contrary in the Lease, from and after the Expansion Space Commencement Date and continuing during the Extended Term, (i) Tenant’s Proportionate Share for the Expansion Space shall be 6.40% based upon 205,077 rentable square feet contained within the Project; and (ii) the Base Year for the Expansion Space shall be 2018.

7. Measurements. The rentable square footage of the Expansion Space was calculated in accordance with the Standard Method for Measuring Floor Area in Office Buildings ANSI 265.1-1996. Landlord and Tenant stipulate and agree that the rentable square footage contained within the Expansion Space is as set forth in Recital B above (i.e., 13,131) and such rentable square footage shall conclusively be deemed to be correct even if the actual rentable square footage is more or less than that set forth in Recital B.

8. Refurbishment of the Premises. Tenant may renovate the then-existing tenant improvements in the Premises in accordance with this Section 8. In connection therewith, Tenant shall be entitled to a tenant refurbishment allowance (the “Refurbishment Allowance”) in an amount of $275,000.00 for the costs relating to the design and construction of renovations to the then-existing tenant improvements in the Premises that are to be permanently affixed to the Premises (the “Refurbished Improvements”) and for the other Refurbishment Allowance Items (as defined below). In no event shall Landlord be obligated to make disbursements under this Section 8 in a total amount which exceeds the Refurbishment Allowance.

8.1 Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord for the following items and costs only (subject to Section 8.2(c) below) (collectively the “Refurbishment Allowance Items”):

(a) Payment of the fees of the architect, engineer(s) and project manager retained by Tenant (if any), and payment of reasonable third-party fees incurred by Landlord and Landlord’s consultants in connection with the third party review of the plans and specifications prepared for the Refurbished Improvements (“Refurbishment Drawings”);

(b) The payment of the plan check, permit and license fees relating to construction of the Refurnished Improvements;

(c) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs and contractors’ fees and general conditions;

(d) The cost of any changes in the Development when such changes are required by the Refurbishment Drawings, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith;

(e) The cost of any changes to the Refurbishment Drawings or Refurbished Improvements required by applicable building codes;

(f) Sales and use taxes and Title 24 fees; and

(g) The cost of any furniture, fixtures and equipment to be used in the Expansion Space.

8.2 Disbursement of Refurbishment Allowance. Provided that no Event of Default by Tenant is then continuing under the Lease, as amended herein, Landlord shall make disbursements of the Refurbishment Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(a) Monthly Disbursements. On or before the first (1st) day of each calendar month during the construction of the Refurbished Improvements, Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; (iii) conditional waiver and release on progress payment forms of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132; and (iv) all other information reasonably requested by Landlord. Within twenty (20) days after Landlord’s receipt of all the applicable information described in items (i) through (iv), above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) Other Terms. Except as provided in Section 8.2(c) below, Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. All Refurbished Improvements for which the Refurbishment Allowance has been made available shall be deemed Landlord’s property. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with the foregoing, Landlord’s failure to respond to Tenant’s request for approval within ten (10) days after receipt thereof shall be deemed Landlord’s approval thereof. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), except that either K&S Air Conditioning, Inc., Bennett’s Plumbing, Inc. or subcontractors of Landlord’s selection shall be retained by the Contractor to perform all life safety, mechanical, electrical and plumbing work. Notwithstanding the foregoing, Turelk, Inc. is hereby approved by Landlord as Tenant’s Agent. Subject to this Section 8, the terms and conditions of Section 9(c) of the Original Lease shall otherwise apply to the Refurbished Improvements and Tenant’s construction thereof.

(c) Refurbishment Rental Credit. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance, provided that Tenant may, by written notice to Landlord, elect to apply up to $6.00 per rentable square foot of the Expansion Space of any unused portion of the Refurbishment Allowance as a credit against monthly Basic Rental (the “Refurbishment Rental Credit”). If Tenant fails to deliver written notice to Landlord of its election to apply any unused portion of the Refurbishment Allowance as a Refurbishment

Rental Credit on or prior to the later of (i) December 31, 2017, or (ii) one hundred eighty (180) days after delivery of the Expansion Space to Tenant, Tenant shall be conclusively deemed to have elected to apply all unused portions of the Refurbishment Allowance (up to the maximum amount provided hereunder) as a Refurbishment Rental Credit. In the event Tenant so elects (or is deemed to have elected) to apply a portion of the unused Refurbishment Allowance as a credit against monthly Basic Rental, such credit shall be applied in thirty-six (36) equal monthly amounts throughout the second (2nd), third (3rd) and fourth (4th) years of the Extended Term. The amount of the Basic Rental credit elected by Tenant pursuant to this Section 8(c) may be referred to herein as “Refurbishment Rental Credit Amount.” Notwithstanding the foregoing or anything to the contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant’s Refurbishment Rental Credit Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of credit against Basic Rental as to the period so designated by Landlord in Landlord’s written notice to Tenant.

(d) No Rental Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 8 above shall be performed during the Extended Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises or the Expansion Space, as a result of the construction of such renovations.

(e) Failure to Fund Refurbishment Allowance. If Landlord fails to timely fund any monthly payment of the Refurbishment Allowance within the time periods set forth in Section 8.2(a) above, Tenant shall be entitled to deliver written notice (“Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s legitimate reasons as to why the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) against Tenant’s obligations to pay monthly Basic Rental next coming due under the Lease, as amended hereby. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in Orange County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant’s next obligations to pay monthly Basic Rental. Notwithstanding anything to the contrary contained herein, Tenant may not offset monthly Basic Rental at any time that an Event of Default by Tenant is continuing beyond any applicable notice and cure period under the Lease.

9. Security Deposit. The Security Deposit for the Expansion Space will be equal to the last month’s rent (i.e., $39,524.00).

10. Parking. In addition to the parking stalls made available to Tenant pursuant to Section 23 of the Original Lease (as amended) Tenant shall be entitled to use eight (8) stalls per 1,000 rentable square feet of space contained within the Expansion Space (“Additional Stalls”) in accordance with and subject to Article 23 of the Original Lease (as amended); thirty-nine (39) of the Additional Stalls shall be located around the 26632 Building, with the balance to be located in the common areas beyond the access road. In accordance with Article 23 of the Original Lease (as amended), all parking provided hereunder shall be free of charge.

11. Commission / Broker Representation. Landlord shall pay John Gillespie dba Newport Commercial Realty Advisors (“Broker”), who represents the Tenant in the transaction described in this Seventh Amendment, a commission equal to three percent (3%) of the total Basic Rental due with respect to the Expansion Space, which shall be paid as follows: (a) 50% upon execution of this Seventh Amendment, and (b) 50% upon the Expansion Space Commencement Date. If any portion of the commission is not paid within thirty (30) days after the date it is due, Tenant may offset the unpaid amount against Tenant’s obligations to pay monthly Basic Rental next coming due under the Lease, as amended hereby, and pay Broker the unpaid amount of such commission. Broker shall be a third party beneficiary of this Section 11 and shall be permitted to enforce the terms hereof directly against Landlord.

12. No Further Modification. Except as set forth in this Seventh Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease, as amended by this Seventh Amendment.

13. Conflicts. If any conflict between this Seventh Amendment and the Lease should arise, the terms of this Seventh Amendment shall control.

14. Successors and Assigns. This Seventh Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

15. Counterparts. This Seventh Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

16. Authority. The individual(s) executing this Seventh Amendment on behalf of each party hereto hereby represent and warrant that he or she has the capacity, with full power and authority, to bind such party to the terms and provisions of this Seventh Amendment.

17. Attorneys’ Fees. In any action to enforce or interpret the provisions of this Seventh Amendment, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs in accordance with Section 30(b) of the Original Lease.

[Signatures Appear on Following Page]

“LANDLORD”

PINNACLE ASSET MANAGEMENT GROUP, LLC,
A California limited liability company

By:

Its:

Date:

“TENANT”

LOANDEPOT.COM, LLC,
A Delaware limited liability company

By:

Its:

Date:

By:

Its:

Date: